Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release ____________________________________________________________________________________________________________________________________________

AETNA REPORTS FIRST QUARTER 2009 RESULTS

•	First-quarter 2009 operating earnings per share (1) increased 4 percent to $.96, above the Thomson/First Call mean of $.93 per share
•	Excluding the year-over-year change in pension expense, first quarter 2009 operating earnings per share increased 19 percent
•	Net income per share increased 12 percent in the first quarter 2009 to $.95
•	Higher than projected Commercial medical costs
•	Medical membership grew by 1.4 million members in the first quarter and totaled 19.1 million members at March 31, 2009
•	Aetna continues to project 2009 operating earnings per share of $3.85 to $3.95 (2)

HARTFORD, Conn., April 29, 2009 ― Aetna (NYSE: AET) today announced that first-quarter 2009 operating earnings per share (1) increased 4 percent to $.96.  The increase in operating earnings per share reflects growth in revenue, which is primarily the result of higher membership levels and premium rate increases for renewing membership, and reduced shares outstanding from continued share repurchases.  This performance was largely offset by the previously announced increase in pension expense.  Operating earnings exclude net realized capital losses.  First quarter 2009 net income was $.95 per share, a 12 percent increase over the prior year quarter.

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Quarterly Financial Results at a Glance

	Three Months Ended March 31,
(Millions, except per share results)	2009	2008	Change
Revenue, excluding net realized capital losses	$8,619.5	$7,797.2	11%
Operating earnings	442.6	469.6	(6)%
Net income	437.8	431.6	1%

Per share results:
Operating earnings	.96	.92	4%
Net income	.95	.85	12%

Weighted average common shares - diluted	461.6	509.1

"We are pleased to have met our first quarter operating objectives in the areas of membership growth, revenue growth, expense efficiency, investment performance and capital management," said Ronald A. Williams, chairman and CEO.  “We did, however, incur higher than projected medical costs in our commercial products.  We believe we are experiencing two impacts from the recessionary economy: first, the impact of layoffs and increased COBRA membership and second, a higher intensity of facility services.  We have adapted our already strong medical quality and cost management processes to reflect changing market conditions.”

"Our strong membership and revenue gains reflect both the underlying strength of our value proposition in the marketplace and our ability to respond to the changing needs of our customers.  Our focus on disciplined execution of our operating model has been a key to our success and will be even more important as we move through the remainder of 2009," said Williams.

Joseph M. Zubretsky, executive vice president and CFO, said:  "We had strong top line growth and an excellent performance in Medicare.  While we experienced higher than projected commercial medical costs in the first quarter, we improved our investment performance, managed our operating expenses, and continued to generate and effectively deploy excess capital.  Our sound strategy, flexible operating model, and well-diversified business portfolio will enable us to successfully manage through this difficult economy.  We remain confident in our full-year 2009 operating earnings per share guidance of $3.85 to $3.95."

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“Aetna has become an industry leader by providing our customers with a broad range of products and a high level of service,” Williams concluded.  “That leadership also is reflected in the investments we have made to differentiate ourselves and the vigilance we maintain to position ourselves for continued profitable growth.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $469.4 million for the first quarter of 2009, compared with $438.6 million for the first quarter of 2008.  The increase in operating earnings reflects an 11 percent increase in premium revenue as well as an 8 percent increase in fee and other revenue, higher net investment income and operating expense efficiencies.  The increase in revenue was primarily from membership growth and premium rate increases for renewing membership.

•	Net income of $463.6 million for the first quarter of 2009, compared with $424.6 million for the first quarter of 2008.
•	Medical benefit ratios ("MBRs") for first-quarter 2009 and 2008 were as follows:

	2009	2008
Commercial	81.7%	79.8%
Medicare	86.8%	86.0%
Medicaid	90.7%	92.8%
Total	83.0%	81.3%

➢
Commercial medical costs were higher than projected, including approximately $38 million ($25 million after tax) of unfavorable development of prior-period health care cost estimates. Excluding this development, the Commercial MBR for the first quarter of 2009 was 81.0 percent.  There was no significant reserve development in the first quarter of 2008.

➢
Medicare health care costs reflect a small amount of unfavorable development of prior period health care cost estimates due to a higher risk profile of the book of business which was largely offset by higher risk adjusted premiums.

•
Sequentially, first-quarter medical membership increased by 1.365 million to 19.066 million, pharmacy membership increased by 142,000 to 11.240 million and dental membership increased by 412,000 to 14.536 million.

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•
Revenues excluding net realized capital losses for the first quarter of 2009 increased by 11 percent to $8.0 billion from $7.1 billion for the first quarter of 2008.  First-quarter total revenue, which includes net realized capital losses, grew by 12 percent over the prior-year quarter.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•
Operating earnings of $42.1 million for the first quarter of 2009, compared with $34.2 million for the first quarter of 2008, primarily due to higher life underwriting margins partially offset by lower disability underwriting margins.

•	Net income of $46.1 million for the first quarter of 2009, compared with net income of $15.0 million for the first quarter of 2008.
•
Revenues excluding net realized capital losses for the first quarter of 2009 were $527.2 million, compared with $512.5 million for the first quarter of 2008.  First-quarter total revenue, which includes net realized capital losses, was $531.2 million and $482.9 million in 2009 and 2008, respectively.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $9.2 million for the first quarter of 2009, compared with $8.3 million for the first quarter of 2008, reflecting the run-off mode of this business.
•	Net income of $6.2 million for the first quarter of 2009, compared with net income of $3.5 million for the first quarter of 2008.

Total company results
•
Revenues excluding net realized capital losses increased 11 percent to $8.6 billion for the first quarter of 2009, compared with $7.8 billion for the first quarter of 2008. The growth in first-quarter revenue reflects an 11 percent increase in premium revenue and an 8 percent increase in fees and other revenue.  This revenue growth reflects a higher level of membership and premium rate increases.

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•
Total Operating Expenses were $1.6 billion for the first quarter of 2009, $151.4 million higher than the first quarter of 2008, and reflect a $95.6 million pretax increase in the financing component of pension expense due to the investment losses experienced in 2008 on the assets supporting the Company’s pension obligations.  Operating expenses as a percentage of revenue (3) were 18.0 percent for both the first quarter of 2009 and 2008, but would have been 17.3 percent and 18.4 percent, respectively, if the change in the financing component of pension expense was excluded.  Including net realized capital losses, these percentages were 18.0 percent for the first quarter of 2009 and 18.1 percent for the first quarter of 2008.

•
Corporate Financing Interest Expense was $39.9 million after tax for the first quarter of 2009, compared with $35.4 million after tax for the first quarter of 2008.  The increase for first quarter was due to higher average debt levels in 2009.

•	Net Income was $437.8 million for the first quarter of 2009, compared with $431.6 million for the first quarter of 2008.
•
Pre-tax Operating Margin (4) was 8.8 percent for the first quarter of 2009, compared with 10.3 percent for the first quarter of 2008.  For the first quarter of 2009, the after tax net income margin was 5.1 percent compared to 5.6 percent for 2008.

•	Share Repurchases totaled 10.4 million shares at a cost of $277.0 million in the first quarter of 2009.

Aetna’s conference call to discuss first quarter 2009 results and full year 2009 guidance will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 877-874-1589, or 719-325-4828 for international callers.  Aetna suggests participants dial in approximately 10 minutes before the call.  The access code is 5487857.  Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna’s Investor Information link on the internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 5487857. Telephone replays will be available from 11:30 a.m. ET on April 29, 2009 until midnight ET on May 13, 2009.

About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 37.2 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates.  For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2009	2008
Revenue:
Health care premiums	$6,992.2	$6,253.5
Other premiums	485.1	475.2
Fees and other revenue	893.0	825.3
Net investment income	249.2	243.2
Net realized capital losses	(4.8)	(58.5)
Total revenue	8,614.7	7,738.7

Benefits and expenses:
Health care costs	5,804.2	5,086.2
Current and future benefits	503.3	508.9
Operating expenses:
Selling expenses	322.5	303.8
General and administrative expenses	1,229.8	1,097.1
Total operating expenses	1,552.3	1,400.9
Interest expense	61.5	54.4
Amortization of other acquired intangible assets	24.5	27.8
Total benefits and expenses	7,945.8	7,078.2

Income before income taxes	668.9	660.5
Income taxes	231.1	228.9
Net income	$437.8	$431.6

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2009	2008	Change
Operating earnings - Business Segments	$520.7	$481.1	8%
Corporate Financing interest expense	(39.9)	(35.4)	13%
Operating earnings before Corporate Financing pension expense	480.8	445.7	8%
Corporate Financing pension (expense) benefit (5)	(38.2)	23.9	(260)%
Operating earnings	442.6	469.6	(6)%
Net realized capital losses	(4.8)	(38.0)	(87)%
Net income (GAAP measure)	$437.8	$431.6	1%

Weighted average common shares - basic	452.7	494.2

Weighted average common shares - diluted	461.6	509.1

Per Common Share
Operating earnings - Business Segments	$1.13	$.95	19%
Corporate Financing interest expense	(.09)	(.08)	13%
Operating earnings before Corporate Financing pension expense	1.04	.87	19%
Corporate Financing pension (expense) benefit (5)	(.08)	.05	(260)%
Operating earnings	.96	.92	4%
Net realized capital losses	(.01)	(.07)	(86)%
Net income (GAAP measure)	$.95	$.85	12%

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Segment Information (6)

	For the Three Months
	Ended March 31,
(Millions)	2009	2008
Health Care:
Revenue, excluding net realized capital losses	$7,952.3	$7,137.5
Net realized capital losses	(5.8)	(21.5)
Total revenue (GAAP measure)	$7,946.5	$7,116.0

Commercial Medical Benefit Ratio:

Premiums	$5,322.0	$4,883.4
Health care costs (GAAP measure)	4,346.3	3,897.8
Unfavorable development of prior-period health care cost estimates	(37.7)	-
Health care costs - Adjusted	$4,308.6	$3,897.8

Commercial MBR (GAAP measure)	81.7%	79.8%
Commercial MBR - Adjusted	81.0%	-

Operating earnings	$469.4	$438.6
Net realized capital losses	(5.8)	(14.0)
Net income (GAAP measure)	$463.6	$424.6

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Segment Information continued (6)

	For the Three Months
	Ended March 31,
(Millions)	2009	2008
Group Insurance:
Revenue, excluding net realized capital losses	$527.2	$512.5
Net realized capital gains (losses)	4.0	(29.6)
Total revenue (GAAP measure)	$531.2	$482.9

Operating earnings	$42.1	$34.2
Net realized capital gains (losses)	4.0	(19.2)
Net income (GAAP measure)	$46.1	$15.0

Large Case Pensions:
Revenue, excluding net realized capital losses	$140.0	$147.2
Net realized capital losses	(3.0)	(7.4)
Total revenue (GAAP measure)	$137.0	$139.8

Operating earnings	$9.2	$8.3
Net realized capital losses	(3.0)	(4.8)
Net income (GAAP measure)	$6.2	$3.5

Total Company:
Revenue, excluding net realized capital losses (A)	$8,619.5	$7,797.2
Net realized capital losses	(4.8)	(58.5)
Total revenue (B) (GAAP measure)	$8,614.7	$7,738.7

Operating expenses, excluding Corporate Financing pension
(expense) benefit (C)	$1,493.5	$1,437.7
Less: Corporate Financing pension (expense) benefit (5)	(58.8)	36.8
Total operating expenses (D) (GAAP measure)	$1,552.3	$1,400.9

Operating Expenses Percentages:
Total operating expenses as a % of revenue (D)/(A)	18.0%	18.0%
Operating expenses as a % of revenue excluding Corporate Financing
pension (expense) benefit (C)/(A)	17.3%	18.4%
Total operating expenses as a % of total revenue (D)/(B) (GAAP measure)	18.0%	18.1%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2009	2008	2008
Medical Membership:
Commercial	17,716	16,488	16,288
Medicare (6)	419	366	364
Medicaid	931	847	815
Total Medical Membership	19,066	17,701	17,467

Consumer-Directed Health Plans (7)	1,795	1,431	1,359

Dental Membership:
Commercial	12,854	12,506	12,592
Medicare & Medicaid	626	603	610
Network Access (8)	1,056	1,015	964
Total Dental Membership	14,536	14,124	14,166

Pharmacy Membership:
Commercial	9,997	9,846	9,746
Medicare PDP (stand-alone)	322	375	369
Medicare Advantage PDP	223	195	181
Medicaid	26	25	22
Total Pharmacy Benefit Management Services	10,568	10,441	10,318
Mail Order (9)	672	657	633
Total Pharmacy Membership	11,240	11,098	10,951

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Operating Margins

	For the Three Months
	Ended March 31,
(Millions)	2009	2008
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible
assets (A)	$759.7	$801.2
Interest expense	(61.5)	(54.4)
Amortization of other acquired intangible assets	(24.5)	(27.8)
Net realized capital losses	(4.8)	(58.5)
Income before income taxes (GAAP measure)	$668.9	$660.5

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets	$498.4	$523.1
Interest expense, net of tax	(39.9)	(35.4)
Amortization of other acquired intangible assets, net of tax	(15.9)	(18.1)
Net realized capital losses, net of tax	(4.8)	(38.0)
Net income (B) (GAAP measure)	$437.8	$431.6

Reconciliation of Revenue:
Revenue, excluding net realized capital losses (C)	$8,619.5	$7,797.2
Net realized capital losses	(4.8)	(58.5)
Total revenue (D) (GAAP measure)	$8,614.7	$7,738.7

Operating and Net Income Margins:
Total Company - Pretax operating margin (A)/(C)	8.8%	10.3%
Total Company - After-tax net income margin (B)/(D) (GAAP measure)	5.1%	5.6%

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(1) Operating earnings exclude net realized capital gains and losses from net income.  Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

Revenue excludes net realized capital gains and losses.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and page 12 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share for the full year 2009 assumes approximately 455 million weighted average diluted shares.

(3) Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue.

(4) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(5) Our Corporate Financing segment is not a business segment.  It is added to our business segments to reconcile to our consolidated results.  The Corporate Financing segment includes interest expense on our outstanding debt and, beginning in 2009, the financing components of our pension and other postretirement benefit plan expenses (referred to herein as "pension expense") (the service cost (or operating component) of this expense is allocated to our business segments).  The service cost component allocated to our business segments for the three months ended March 31, 2009 and 2008 was $10.6 million ($6.9 million after tax) and $9.4 million ($6.1 million after tax), respectively. Prior periods have been reclassified to reflect this change.

(6) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(7) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(8) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(9) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period and are included in pharmacy membership above.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including unanticipated increases in medical costs (including increased intensity or medical utilization; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate) which can significantly and adversely affect Aetna’s business and profitability; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; adverse pricing or funding actions by federal or state government payors; and adverse changes in federal or state government policies or regulation (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits).  Other important risk factors include, but are not limited to: adverse changes in size, product mix or medical cost experience of membership; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation concerning, and ongoing reviews by various regulatory authorities of,  certain of our payment practices with respect to out-of-network providers; and reputational issues arising from data security breaches or other means. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”) and Aetna’s 2009 Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (Aetna’s “First Quarter 10-Q”), when filed with the SEC.  You also should read Aetna’s First Quarter 10-Q, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.